Exhibit 99.1

          LENSAR Reports First Quarter 2021 Financial Results and Provides Business Update

First Quarter 2021 Procedure Volumes Increase 21.1% over First Quarter 2020

Cash and Cash Equivalents of $35.9 Million as of March 31, 2021

ORLANDO, Fla. (May 5, 2021) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the first quarter ended March 31, 2021 and provided an update on key strategic and operational initiatives.

“2021 is off to an encouraging start as we have continued to build on the positive trends seen in the second half of last year and achieved growth in both total revenues and procedures sold in the first quarter of 2021 compared to the first quarter of 2020,” said Nick Curtis, Chief Executive Officer of LENSAR. “While we still face challenges resulting from the COVID-19 pandemic, especially outside the U.S., we are seeing favorable signs toward a return of premium cataract procedures to pre-pandemic levels in the United States. In addition, we continue to make good progress on our next-generation system, ALLY™. Feedback from the ophthalmic community has been extremely enthusiastic. We look forward to showcasing ALLY at the ASCRS Annual Meeting, which is currently scheduled to take place in-person in July 2021.”

First Quarter 2021 Financial Results

Total revenue for the quarter ended March 31, 2021 was $7.0 million, an increase of 19.3%, or $1.1 million, compared to total revenue of $5.9 million for the quarter ended March 31, 2020. The increase was primarily driven by sales of LENSAR Laser Systems and increased procedure licenses, particularly in the United States, where sales volumes exceeded pre-COVID levels.

Selling, general and administrative expenses for the quarter ended March 31, 2021 were $6.0 million, an increase of $1.3 million, or 26.3%, compared to $4.8 million for the first quarter of 2020. The increase was primarily due to increased personnel expenses, which was largely due to stock-based compensation expense.

Research and development expenses were $2.7 million and $1.6 million for the quarters ended March 31, 2021 and 2020, respectively. The $1.2 million increase was primarily due to additional costs for the continued development of ALLY in anticipation of a 510(k) filing with the U.S. Food and Drug Administration in the first quarter of 2022, as well as increased personnel expenses.

Net loss for the quarter ended March 31, 2021 was $5.2 million, or ($0.56) per share, compared to net loss of $3.7 million, or ($3.44) per share, in the first quarter of 2020. Total stock-based compensation expense recorded for the quarters ended March 31, 2021 and 2020 was $2.3 million and $85,000, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the first quarter of 2021 was ($4.6) million, compared with ($2.3) million in the first quarter of 2020. The decrease in EBITDA between the quarters was related to the above-mentioned increase in stock-based compensation expense. Excluding the effect of this non-cash item, Adjusted EBITDA was

($2.2) million in both the first quarter of 2021 and first quarter of 2020. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

As of March 31, 2021, the Company had cash and cash equivalents of $35.9 million as compared to $40.6 million at December 31, 2020. Cash utilized in the first quarter of 2021 was $4.7 million. Based on its cash position and operational forecasts, the Company believes it has sufficient cash to fund operations through the filing of its 510(k) application and expected launch of ALLY in 2022.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the fourth quarter results and provide a business update today, May 5, 2021 at 8:30 a.m. ET.

To participate by telephone, please dial (844) 200-6205 (Domestic) or (646) 904-5544 (International). The conference ID number is 760694. The live webcast can be accessed under “Events & Presentations" in the Investor Relations section of the company's website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until May 19, 2021.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing an advanced femtosecond laser system for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. Its LENSAR Laser System incorporates a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s development and the future market potential of ALLY. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser System; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues to the pre-COVID-19 level; the Company’s ability to obtain the necessary clearances or approvals for ALLY; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of the LENSAR Laser System; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including, but not limited to, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, income tax expense, interest income, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended March 31,
(Dollars in thousands)	2021	2020
Net loss	$ (5,182)	$ (3,686)
Add: Interest expense	—	604
Less: Interest income	(18)	(17)
Add: Depreciation expense	328	477
Add: Amortization expense	313	317
EBITDA	(4,559)	(2,305)
Add: Stock-based compensation expense	2,320	85
Adjusted EBITDA	$ (2,239)	$ (2,220)

LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue
Product	$ 5,158	$ 4,103
Lease	1,111	976
Service	774	827
Total revenue	7,043	5,906
Cost of revenue (exclusive of amortization)
Product	2,090	1,206
Lease	251	416
Service	808	716
Total cost of revenue	3,149	2,338
Operating expenses
Selling, general and administrative expenses	6,035	4,779
Research and development expenses	2,746	1,571
Amortization of intangible assets	313	317
Operating loss	(5,200)	(3,099)
Other income (expense)
Interest expense	—	(604)
Other income, net	18	17
Net loss attributable to common stockholders	$ (5,182)	$ (3,686)
Net loss per share attributable to common stockholders
Basic and diluted	$ (0.56)	$ (3.44)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	9,187	1,070

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$ 35,866	$ 40,599
Accounts receivable, net of allowance of $21 and $19, respectively	2,105	2,012
Notes receivable, net of allowance of $9 and $9, respectively	427	444
Inventories	13,021	13,473
Prepaid and other current assets	1,824	1,857
Total current assets	53,243	58,385
Property and equipment, net	744	832
Equipment under lease, net	3,773	3,583
Notes and other receivables, long-term, net of allowance of $7 and $9, respectively	364	452
Intangible assets, net	11,797	12,110
Other assets	3,622	3,758
Total assets	$ 73,543	$ 79,120
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 1,702	$ 2,481
Accrued liabilities	2,761	4,570
Deferred revenue	967	923
Other current liabilities	498	493
Total current liabilities	5,928	8,467
Long-term operating lease liabilities	3,189	3,314
Other long-term liabilities	97	129
Total liabilities	9,214	11,910
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized at March 31, 2021 and December 31, 2020; no shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at March 31, 2021 and December 31, 2020; 10,933 shares issued and outstanding at March 31, 2021 and December 31, 2020	109	109
Additional paid-in capital	127,395	125,094
Accumulated deficit	(63,175)	(57,993)
Total stockholders’ equity	64,329	67,210
Total liabilities and stockholders’ equity	$ 73,543	$ 79,120